Exhibit 99.1

FOR IMMEDIATE RELEASE For Additional Information

Contact: John S. Sokol
President
(614) 220-5200

BANCINSURANCE CORPORATION’S SECURITIES TO BE DELISTED

COLUMBUS, Ohio (February 11, 2005) Bancinsurance Corporation (NASDAQ: BCIS) announced earlier this week that Ernst and Young LLP had withdrawn its audit reports for the years ended 2001-2003. The Company received a Nasdaq Staff Determination yesterday stating it fails to comply with the requirements of Marketplace Rule 4310(c)(14) for continued listing, and that its securities are, therefore, subject to delisting from The Nasdaq Stock Market. Marketplace Rule 4310(c)(14) requires the Company’s Form 10-K to include a properly executed independent auditor opinion.

As a result of non-compliance with Marketplace Rule 4310(c)(14), a fifth character “E” will be added to the Company’s trading symbol at the opening of business on Monday, February 14, 2005. The Company’s securities will be delisted from The Nasdaq Stock Market at the opening of business on Tuesday, February 22, 2005. At this time, the Company does not intend to appeal the Staff Determination. The Company’s securities will not be eligible to trade on the OTC Bulletin Board or in the “Pink Sheets” until the Company becomes current in its filing obligations and is cleared for trading.

Bancinsurance Corporation

Bancinsurance Corporation, headquartered in Columbus, Ohio, is principally engaged through its property/casualty insurance subsidiary, Ohio Indemnity Company, in underwriting specialty insurance. Lender/Dealer insurance products include our ULI, CPI and GAP products. These products protect banks and other lenders against risk arising from theft or damage to certain loan collateral where the borrower has failed to secure or maintain adequate insurance coverage. The Company’s unemployment compensation products are utilized by not-for-profit entities that elect to not pay the unemployment compensation tax and instead reimburse the state unemployment agencies for benefits paid by the agencies to the entities’ former employees. Other Specialty products include our waste surety bond program and run off of the bail bond reinsurance program.